Exhibit 99.1

November 10, 2021

BIONIK Laboratories Reports Second Quarter Fiscal Year 2022 Financial Results

$5 Million Capital Raise Strengthens Balance Sheet

TORONTO & BOSTON – November 10, 2021 – BIONIK Laboratories Corp. (OTCQB:BNKL), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today reported financial results for the second quarter of fiscal year 2022, ended September 30, 2021.

Second Quarter FY 2022 and Recent Corporate Highlights

●	Completed capital raise totaling $5 million in July 2021, plus the consolidation of $3.3 million in debt.

•	Significant growth in key performance indicators - such as patient sessions, session duration, patient treatment time, and repetitions of InMotion® technologies - was reported since the launch of the InMotion Connect™ proprietary data platform last year. This includes a 72% increase in patient sessions on InMotion® robotic devices nationwide.

●	BIONIK’s sales pipeline has begun to expand with the lifting of COVID-related restrictions around the country enabling increased customer engagement.

●	Entered into an agreement to begin the second phase of the data pipeline build out with BIONIK’s Google-Cloud Platform partner, BitStrapped.

•	Revenue was $0.2 million in the current period versus $0.3 million in the second quarter of last fiscal year, a 22% decrease primarily due to product and distributor sales mixes.

●	On a U.S. GAAP basis, total operating expenses decreased nearly $0.6 million, or 33%, primarily driven by lower general and administrative and R&D expenses, offset by higher sales and marketing expenses.

Rich Russo, Chief Financial Officer and Interim Chief Executive Officer, commented, “In the fiscal second quarter, BIONIK continued to advance on many fronts. We’ve been building a strong pipeline that reflects a re-start of our sales and marketing programs as well as some creative new financing solutions designed to lessen the impact of a long sales cycle. We’ve also begun to expand our relationship with BitStrapped to further develop our machine learning and artificial intelligence capabilities. We completed a capital raise in July, which added $5 million in new capital to our balance sheet. BIONIK now has a stronger financial foundation, with $4.8 million in cash and no long term debt.”

“For the quarter, our revenue decrease resulted from product and distributor sales mixes despite shipping one additional unit from the same period last year, and the gross margin was impacted as well. Operating expenses were 33% lower, including a more normalized sales and marketing effort. Looking ahead, sales are expected to benefit from our strengthening pipeline while we work to expand our international footprint. We’re leveraging our increased investment in sales and marketing and expect expanding awareness of our robotics-based mobility products and monitoring solutions. Supported by a strong balance sheet, we believe that BIONIK is well positioned for future growth,” concluded Mr. Russo.

Second Quarter FY 2022 Financial Results

Second quarter total revenues were $0.2 million, compared with $0.3 million for the quarter ended September 30, 2020, a decrease of 22%. Sales and product mix contributed to the decrease despite the shipment of two units in the current period compared to one unit in the second quarter of last year and a seven-fold increase in sales of InMotion Connect Pulse subscriptions. InMotion Connect was launched in June 2020 and its initial sales, which included the sale of twenty-two Connect devices, were recorded in the second quarter of fiscal 2021.

Total cost of revenues increased 16%, primarily related to the additional unit that was shipped during the quarter, and combined with the decrease in sales, resulted in gross profit of $0.1 million, a decrease of 34% from the second quarter of last year. The gross margin was 64% compared to 76% in the prior year period as a result of the sales mix.

Total operating expenses decreased nearly $0.6 million, or 33%, from the prior year to $1.2 million. The decrease was primarily driven by reduced share-based compensation and professional fees in general and administrative expenses and reduced research and development programs offset by higher consulting and personnel related expenses related to sales and marketing strategies.

The net loss was $1.3 million, or ($0.22) per diluted share, compared to a net loss of $1.6 million, or ($0.32) per diluted share, in the same period for fiscal 2021. Weighted average basic and diluted shares outstanding were 5,855,512 and 5,126,834 for the second quarter of fiscal year 2022 and 2021, respectively.

On a non-GAAP basis, excluding share-based compensation expense, the amortization of intangibles, and foreign exchange measurement losses, the second quarter net loss was $1.2 million, or ($0.21) per diluted share, compared with a net loss of $1.4 million, or ($0.27) per diluted share, in the same period for fiscal 2021.

Six Months FY 2022 Financial Results

Total revenues for the six months ended September 30, 2021 increased by $0.3 million, or 63%, to $0.9 million, as compared to revenues of $0.6 million for the six months ended September 30, 2020. The increase was attributable to an increase in the number of units shipped year-over-year as well as an increase in subscription sales of InMotion Connect Pulse solutions. Gross Profit increased by $0.3 million, or 65%, to $0.7 million. The increase was associated with selling more units in the 2021 period as well as selling certain demonstration inventory, which have lower associated costs. The gross margin was even year-over-year at 76%. Total operating expenses decreased by $1.4 million, or 35%, to $2.5 million.

The net loss was $1.7 million, or ($0.30) per diluted share, compared to a net loss of $3.6 million, or ($0.71) per diluted share, in the same period for fiscal 2021. On a non-GAAP basis, excluding the extinguishment of the PPP loan, share-based compensation expense, foreign exchange measurement losses and the amortization of intangibles, the six month net loss was $1.6 million, or ($0.27) per diluted share, compared with a net loss of $2.9 million, or ($0.57) per diluted share, in the same period for fiscal 2021.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and two products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “possible,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company’s continued going concern qualification, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media Contact:

Ashley Willis

FischTank PR

ashley@fischtankpr.com

Investor Relations Contact:

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

646.863.6341

BIONIK Laboratories Corp.

Condensed Consolidated Balance Sheets

(Amounts expressed in US Dollars)

	September 30, 2021	March 31, 2021
	(unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$4,774,663	$608,348
Accounts receivable	71,470	451,905
Prepaid expenses and other current assets	1,549,265	1,680,557
Inventories	788,871	692,163
Total current assets	7,184,269	3,432,973
Equipment, net	57,570	93,577
Intangible assets, net	937,271	976,551
Goodwill	4,282,984	4,282,984
Total assets	$12,462,094	$8,786,085

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$377,908	$454,809
Accrued liabilities	779,901	760,026
PPP loan	-	459,912
Convertible notes	8,491,627	-
Demand loans, current portion	-	2,152,334
Current portion of deferred revenue	195,063	268,083
Total current liabilities	9,844,499	4,095,164
Demand loans, net of current portion	-	1,105,974
Deferred revenue, net of current portion	280,063	303,917
Total liabilities	10,124,562	5,505,055
Total stockholders’ equity	2,337,532	3,281,030
Total liabilities and stockholders’ equity	$12,462,094	$8,786,085

BIONIK Laboratories Corp.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended September 30,		Six months ended September 30,
	2021	2020	2021	2020

Revenues, net	$227,905	$292,381	$899,188	$550,289
Cost of revenues	80,922	70,047	211,429	132,602
Gross Profit	146,983	222,334	687,759	417,687

Operating expenses
Sales and marketing	438,957	255,756	768,430	494,921
Research and development	85,085	419,606	266,052	803,826
General and administrative	664,523	1,090,379	1,496,744	2,620,883
Total operating expenses	1,188,565	1,765,741	2,531,226	3,919,630

Loss from operations	(1,041,582)	(1,543,407)	(1,843,467)	(3,501,943)
Interest expense, net	225,184	111,408	327,480	186,383
Other expense (income), net	1,223	(27,193)	(452,046)	(53,628)
Total other expense (income)	226,407	84,215	(124,566)	132,755
Net loss	$(1,267,989)	$(1,627,622)	$(1,718,901)	$(3,634,698)
Loss per share - basic and diluted	$(0.22)	$(0.32)	$(0.30)	$(0.71)
Weighted average number of shares outstanding – basic and diluted	5,855,512	5,126,834	5,779,076	5,126,834

To supplement our consolidated financial statements presented in accordance with GAAP, BIONIK uses non-GAAP loss from operations, non-GAAP net loss and non-GAAP diluted net loss per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the amortization of intangible assets acquired, share-based compensation expense, extinguishment of existing debt, as well as unrealized foreign exchange gains or losses for the six months ended September 30, 2021, and 2020. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

BIONIK’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding amortization, impairment and foreign exchange costs that may not be indicative of our core business operating results. BIONIK believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing BIONIK’s performance and when planning, forecasting and analyzing future periods. BIONIK also believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making. The non-GAAP Financial measures also facilitate management’s internal comparisons to BIONIK’s historical performance and our competitors’ operating results.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Loss from operations	$(1,041,582)	$(1,543,407)	$(1,843,467)	$(3,501,943)
Non-GAAP adjustments to loss from operations:
Share-based compensation expense	20,875	212,939	115,419	620,253
Costs associated with amortization of intangibles	19,647	23,000	39,280	47,000
Total Non-GAAP adjustments to loss from operations	40,522	235,939	154,699	667,253

Non-GAAP loss from operations	$(1,001,060)	$(1,307,468)	$(1,688,768)	$(2,843,690)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(1,267,989)	$(1,627,622)	$(1,718,901)	$(3,634,698)
Non-GAAP adjustments to net loss:
Share based compensation expense	20,875	212,939	115,419	620,253
Costs associated with amortization of intangibles	19,647	23,000	39,280	47,000
Foreign exchange loss	1,223	18,985	7,886	30,162
Total Non-GAAP adjustments to net loss	41,745	254,924	162,585	697,415
Non-GAAP net loss	$(1,226,244)	$(1,372,698)	$(1,556,316)	$(2,937,283)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Diluted net loss per share	$(0.22)	$(0.32)	$(0.30)	$(0.71)
Share-based compensation expense	0.00	0.04	0.02	0.12
Costs associated with amortization of intangibles	0.00	0.00	0.01	0.01
Foreign exchange loss	0.00	0.00	0.00	0.01
Total Non-GAAP adjustments to net loss	0.01	0.05	0.03	0.14
Non-GAAP diluted net loss per share	$(0.21)	$(0.27)	$(0.27)	$(0.57)
Weighted average shares used to compute GAAP diluted net loss per share	5,855,512	5,126,834	5,779,076	5,126,834
Weighted average shares used to compute Non-GAAP diluted net loss per share	5,855,512	5,126,834	5,779,076	5,126,834